UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 5, 2010

JACKSONVILLE BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Florida	000-30248	59-3472981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 North Laura Street, Suite 1000
Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

(904) 421-3040
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 5, 2010, the Company’s board of directors appointed Price W. Schwenck, age 67, to serve as the Chief Executive Officer of the Company.  Mr. Schwenck will serve as Chief Executive Officer of the Company until his successor has been elected and qualified.

Mr. Schwenck has served as a director of the Company and The Jacksonville Bank, the Company’s wholly-owned subsidiary (the “Bank”), since 1999.  He has been the Chairman of the board of directors of the Bank since 1999, and was formerly the Chief Executive Officer of the Company from 1999 to April 2000.  From May 2000 to February 2003, Mr. Schwenck was President and Chief Executive Officer of P.C.B. Bancorp, Inc., a multi-bank holding company located in Clearwater, Florida.  Mr. Schwenck served as Regional President for First Union National Bank in Ft. Lauderdale, Florida from 1988 to 1994 and in Jacksonville, Florida from 1994 until he retired in 1999.  Mr. Schwenck is currently also a director of Freedom Bank of America in St. Petersburg, Florida.  Mr. Schwenck received his Bachelors degree and M.B.A. from the University of South Florida and his M.S. from the University of Miami in 1996 after four years of extended study and application in the field of quality management and leadership.

Also effective as of May 5, 2010, Gilbert J. Pomar, III no longer serves as the Chief Executive Officer of the Company.  Mr. Pomar continues to serve as the Company’s President and as President and Chief Executive Officer of the Bank.

Item 8.01	Other Events.

On May 10, 2010, the Company and Atlantic BancGroup, Inc. jointly announced by press release that they had entered into a definitive merger agreement.  Also in the press release, the Company announced the signing of a stock purchase agreement for the private placement of $30 million in common stock. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Exhibits.

(2)	Exhibits

Exhibit No.	Exhibit
99.1	Press release dated May 10, 2010 issued by Jacksonville Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

By:	/s/ Valerie A. Kendall
	Name:	Valerie A. Kendall
	Title:	Executive Vice President and Chief Financial Officer
	Date:	May 10, 2010

Exhibit Index

Exhibit No.	Exhibit
99.1	Press release dated May 10, 2010 issued by Jacksonville Bancorp, Inc.